Exhibit 99.1

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA REPORTS 2003 FIRST QUARTER RESULTS

OMAHA, Nebraska (May 15, 2003) Ballantyne of Omaha, Inc. (OTC BB:BTNE), a leading manufacturer of motion picture projection and specialty lighting equipment, today reported financial results from continuing operations for the three-month period ended March 31, 2003.

Net revenue from continuing operations for the three months ended March 31, 2003 was $7.5 million compared to $9.2 million in the first quarter of 2002.  Gross profit from continuing operations in the quarter was $1.4 million, compared to $1.7 million in the year-ago period.  The Company reported a net loss from continuing operations of $0.4 million, or $0.03 per share, in the first quarter of 2003, compared to a net loss of $0.1 million, or $0.01 per share, in the first quarter of 2002.  Per share results are based on a weighted average number of shares outstanding of 12,608,096 and 12,566,080 for the first quarters of 2003 and 2002, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The theater exhibition industry is slowly recovering from a lengthy downturn and the financial health of the industry has been improving, but the industry as a whole did not aggressively resume building new theaters during the first quarter.  We continue to reinvest in our Company to develop ancillary revenue sources, and with a cash position of $7.5 million and net working capital of approximately $19.1 million, we have a strong balance sheet to support that effort.”

Ballantyne of Omaha is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and, other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net operating revenues	$7,529,510	$9,158,659
Cost of revenues	6,154,183	7,437,042
Gross profit	1,375,327	1,721,617
Operating expenses:
Selling	774,134	745,458
General and administrative	1,131,918	1,101,164
Total operating expenses	1,906,052	1,846,622
Loss from operations	(530,725)	(125,005)

Interest income	12,654	948
Interest expense	(2,883)	(29,102)
Gain on disposal of assets, net	136,056	44,306
Other income (expense)	3,083	(13,959)
Loss from continuing operations before income taxes	(381,815)	(122,812)
Income tax (expense) benefit	(2,280)	21,786
Loss from continuing operations	(384,095)	(101,026)

Discontinued operations:
Loss from operations of discontinued audiovisual segment (net of Federal tax benefit of $68,652 in 2002)	—	(133,267)

Net loss	$(384,095)	$(234,293)

Net loss per share — basic and fully diluted:
Net loss per share from continuing operations	$(0.03)	$(0.01)
Net loss per share from discontinued operations	—	(0.01)
Net loss per share	$(0.03)	$(0.02)

Weighted average shares outstanding:
Basic	12,608,096	12,566,080
Diluted	12,608,096	12,566,080

-tables follow-

Summary Statement of Discontinued Operations (Unaudited):

Three Months Ended March 31, 2002
Revenues	$1,049,237
Cost of revenues	785,331
Gross profit	263,906
Operating expenses:
Selling	258,535
General and administrative	201,338
Total operating expenses	459,873
Earnings loss from operations	(195,967)
Net interest expense	(1,657)
Gain on disposal of assets	—
Other expense	(4,295)
Loss from operations of discontinued audiovisual segment before income taxes	$(201,919)

Selected Balance Sheet Items (1)(Unaudited):

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$7,503,872	$6,276,011
Accounts receivable, net	4,922,728	5,523,122
Inventories, net	12,371,959	12,031,724
Current debt	20,048	17,841
Long-term debt	87,678	93,458
Accounts payable and accrued expenses	6,907,553	6,377,798
Total stockholders’ equity	$28,006,834	$28,390,929

(1) Excludes discontinued operations.

Selected Cash Flow Statement Items (Unaudited):

	Three Months Ended March 31,
	2003	2002
Net loss	$(384,095)	$(234,293)
Depreciation and amortization	316,138	406,487
Net cash provided by (used in) operating activities	544,315	(22,788)
Capital expenditures	(64,023)	(39,536)
Net cash provided by investing activities	225,977	27,804
Net cash used in financing activities	(3,573)	(86,550)
Net cash contributed to (from) continuing operations
from (to) discontinued operations	461,142	(172,994)
Net increase (decrease) in cash & cash equivalents	1,227,861	(254,528)
Cash & cash equivalents at beginning of period	6,276,011	2,099,320
Cash & cash equivalents at end of period	$7,503,872	$1,844,792

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